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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

CONSOLIDATED

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Twelve Months Ended December 31, 1994
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

1. Income from continuing operations before cumulative effect of
   change in accounting principle and income taxes....................        $392,448
                                                                              ========

2. Fixed charges of continuing operations:

   A. Interest expense (excluding interest on deposits),
      amortization of debt issuance costs and one-third of rental
      expenses, net of income from subleases..........................        $195,367

   B. Interest on deposits............................................         364,858
                                                                              --------

   C. Total fixed charges (line 2A + line 2B).........................        $560,225
                                                                              ========

3. Income from continuing operations before cumulative effect of change in accounting principle and income taxes, plus total fixed charges of continuing operations:

   A. Excluding interest on deposits (line 1 + line 2A)...............        $587,815
                                                                              ========

   B. Including interest on deposits (line 1 + line 2C)...............        $952,673
                                                                              ========
4. Ratio of earnings (as defined) to fixed charges:

   A. Excluding interest on deposits (line 3A/line 2A)................            3.01x
                                                                                  ====

   B. Including interest on deposits (line 3B/line 2C)................            1.70x
                                                                                  ====
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